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SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 7, 2013 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 8.6 billion revenue passenger miles (RPMs) in October 2013, a 1.3 percent increase from the 8.5 billion RPMs flown in October 2012. Available seat miles (ASMs) increased 2.4 percent to 10.8 billion from the October 2012 level of 10.5 billion. The October 2013 load factor was 79.9 percent, compared to 80.7 percent in October 2012. For October 2013, passenger revenue per ASM (PRASM) is estimated to have increased in the one to two percent range compared to October 2012.
For the first ten months of 2013, the Company flew 87.3 billion RPMs, compared to 86.6 billion RPMs flown for the same period in 2012, an increase of 0.9 percent. Year-to-date ASMs increased 1.6 percent to 109.2 billion from 107.5 billion for the same period in 2012. The year-to-date load factor was 79.9 percent, compared to 80.5 percent for the same period in 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.
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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	OCTOBER
	2013	2012	CHANGE
Revenue passengers carried	9,024,564	9,147,369	(1.3)%

Enplaned passengers	11,171,314	11,262,984	(0.8)%

Revenue passenger miles (000)	8,610,484	8,497,347	1.3%

Available seat miles (000)	10,782,383	10,527,246	2.4%

Load factor	79.9%	80.7%	(0.8) pts

Average length of haul	954	929	2.7%

Trips flown	108,462	111,863	(3.0)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	90,204,731	91,886,318	(1.8)%

Enplaned passengers	111,207,522	112,541,255	(1.2)%

Revenue passenger miles (000)	87,306,337	86,551,318	0.9%

Available seat miles (000)	109,240,137	107,470,961	1.6%

Load factor	79.9%	80.5%	(0.6) pts

Average length of haul	968	942	2.8%

Trips flown	1,103,559	1,145,831	(3.7)%

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